Exhibit 99.1

TPG Specialty Lending, Inc. Announces Quarter Ended June 30, 2014 Financial Results

Declares Quarterly Dividend of $0.38 per share for the Third Fiscal Quarter of 2014

NEW YORK—(BUSINESS WIRE)—August 4, 2014—TPG Specialty Lending, Inc. (NYSE: TSLX) today reported net income of $27.3 million, or $0.51 per share, for the quarter ended June 30, 2014. Net investment income was $29.4 million, or $0.55 per share, for the second quarter. Net asset value per share was $15.70 at June 30, 2014, up $0.19 per share as compared to March 31, 2014. The Company’s Board of Directors declared a second quarter dividend of $0.38 per share payable to stockholders of record as of June 30, 2014 that was paid on July 31, 2014.

The Company also announced that its Board of Directors has declared a quarterly dividend of $0.38 per share for its third fiscal quarter of 2014 for stockholders of record as of September 30, 2014, payable on or about October 31, 2014.

FINANCIAL HIGHLIGHTS:

	(Amounts in thousands, except per share amounts)
	(Unaudited)
	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013

Investments at Fair Value	$1,129,199	$1,195,539	$786,984
Total Assets	$1,178,790	$1,251,464	$931,137
Net Asset Value Per Share	$15.70	$15.51	$15.29

Investment Income	$45,657	$33,481	$20,940
Net Investment Income	$29,433	$21,242	$12,817
Net Realized and Unrealized Gains	($2,139)	$4,106	$1,391
Net Income	$27,294	$25,348	$14,208

Net Investment Income Per Share	$0.55	$0.51	$0.37
Net Realized and Unrealized Gains Per Share	($0.04)	$0.10	$0.04
Net Income Per Share	$0.51	$0.61	$0.41

Weighted Average Yield of Debt and Other Income Producing Securities at Fair Value	10.3%	10.2%	10.4%
Weighted Average Yield of Debt and Other Income Producing Securities at Amortized Cost	10.5%	10.4%	10.6%

Percentage of Debt Investment Commitments at Floating Rates	98%	99%	99%

Conference Call and Webcast

Conference Call Information:

The conference call will be broadcast live at 8 a.m. Eastern Standard Time on August 5, 2014 via the Investor Resources section of our website at http://www.tpgspecialtylending.com. Please visit the website to test your connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

Domestic: (877) 359-9508

International: +1 (224) 357-2393

Conference ID: 74148975

All callers will need to enter the Conference ID followed by the # sign and reference “TPG Specialty Lending” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information:

An archived replay will be available from approximately 12:00 p.m. on August 5 through August 19 through a webcast link located on the Investor Resources section of our website, and via the dial-in numbers listed below:

Domestic: (855) 859-2056

International: +1 (404) 537-3406

Conference ID: 74148975

Portfolio and Investment Activity

For the three months ended June 30, 2014, originations totaled $157.1 million. This compares to $369.6 million for the three months ended March 31, 2014 and $266.2 million for the three months ended June 30, 2013.

For the three months ended June 30, 2014, we made new investment commitments of $116.4 million, $114.0 million in four new portfolio companies and $2.4 million in two existing portfolio companies. For this period, we had $159.2 million aggregate principal amount in exits and repayments, resulting in a net portfolio decrease of $54.8 million aggregate principal amount.

For the three months ended June 30, 2013, we made new investment commitments of $176.1 million, $171.6 million in four new portfolio companies and $4.5 million in one existing portfolio company. For this period, we had $11.4 million aggregate principal amount in exits and repayments, resulting in a net portfolio increase of $169.9 million aggregate principal amount.

As of June 30, 2014 and March 31, 2014, we had investments in 31 and 30 portfolio companies, respectively, with an aggregate fair value of $1,129.2 million and $1,195.5 million, respectively.

As of June 30, 2014, our portfolio at fair value consisted of 85.9% first-lien debt investments, 12.7% second-lien debt investments, 0.4% mezzanine debt investments, and 1.0 % equity investments. As of March 31, 2014, our portfolio at fair value consisted of 82.4% first-lien debt investments, 17.0% second-lien debt investments, 0.4% mezzanine debt investments, and 0.2% equity investments.

As of June 30, 2014, 98% of our debt investments bore interest at floating rates, subject to interest rate floors. Our credit facilities also bear interest at floating rates.

As of and June 30, 2014 and March 31, 2014, respectively, our weighted average total yield of debt and income producing securities at fair value (which includes interest income and amortization of fees and discounts) was 10.3% and 10.2%, respectively, and our weighted average total yield of debt and income producing securities at amortized cost (which includes interest income and amortization of fees and discounts) was 10.5% and 10.4%, respectively.

As of June 30, 2014, 100% of our debt investments by fair value were meeting all covenant and payment requirements, and we had no investments on non-accrual status.

Results of Operations for the Three Months Ended June 30, 2014 compared to the Three Months Ended June 30, 2013

Investment Income

For the three months ended June 30, 2014 and 2013, investment income totaled $45.7 million and $20.9 million, respectively. The increase in investment income for the quarter was primarily driven by strong asset growth and accelerated amortization and prepayment fees during the second quarter of 2014.

Expenses

Net expenses totaled $16.0 million and $8.1 million, respectively, for the three months ended June 30, 2014 and 2013. The increase in net expenses was primarily due to higher average borrowings, higher incentive fees due to higher net investment income, and higher professional fees and other general and administrative expenses associated with servicing a larger investment portfolio.

Liquidity and Capital Resources

In April 2014, an additional 1,050,000 shares of common stock were issued pursuant to the exercise of the underwriters’ over-allotment option in connection with the public offering of our common stock. Net of underwriting fees and offering costs, we received total cash proceeds of $15.4 million.

In May 2014, we entered into agreements with various financial institutions pursuant to which each of the institutions agreed to provide commitments through the accordion feature of our Revolving Credit Facility, increasing the aggregate commitments from $581.3 million to $781.3 million. The Revolving Credit Facility continues to include the accordion feature, which would allow us, under certain circumstances, to increase the size of the Revolving Credit Facility further to a maximum of $956.3 million.

In June 2014, we issued in a private placement $115 million aggregate principal amount convertible senior notes due December 2019. We used the net proceeds of the offering to pay down debt under the Revolving Credit Facility. In connection with the offering of Convertible Senior Notes, we entered into an interest rate swap to continue to align the interest rates of our liabilities with our investment portfolio, which consists of predominately floating rate loans. As a result of the swap, our effective interest rate on the Convertible Senior Notes is three-month LIBOR plus 252.9 basis points.

As of June 30, 2014, we had $6.5 million in cash and cash equivalents, a decrease of $22.3 million from March 31, 2014. The decrease was primarily attributable to drawing cash to increase the size of two existing investments at the end of the March 31, 2014 period. Those transactions funded in the beginning of the June 30, 2014 quarter.

As of June 30, 2014, we had total debt outstanding of $296 million, and $771 million available to draw, subject to borrowing base limitations or other requirements. Our average stated interest rate on debt outstanding was 2.7% for the three months ended June 30, 2014, as compared to 2.8% for the three months ended June 30, 2013.

The Company recently received BBB- ratings from Fitch Ratings and is now rated investment grade by both Fitch Ratings and Standard and Poor’s.

Financial Statements and Tables

TPG Specialty Lending, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Income
Investment income from non-controlled, non-affiliated investments:
Interest from investments	$44,425	$19,861	$75,543	$40,484
Other income	845	1,078	3,208	1,256
Interest from cash and cash equivalents	—	1	—	2

Total investment income from non-controlled, non-affiliated investments	45,270	20,940	78,751	41,742
Investment income from controlled, affiliated investments:
Interest from investments	369	—	369	—
Other income	18	—	18	—

Total investment income from controlled, affiliated investments	387	—	387	—

Total Investment Income	45,657	20,940	79,138	41,742

Expenses
Interest	3,460	2,429	7,284	4,679
Management fees	4,522	3,249	8,759	6,265
Incentive fees	5,860	2,518	10,334	5,247
Professional fees	1,174	935	2,346	1,517
Directors’ fees	87	71	159	142
Other general and administrative	896	621	1,812	1,150

Total expenses	15,999	9,823	30,694	19,000

Management fees waived	—	(1,700)	(2,465)	(3,185)

Net Expenses	15,999	8,123	28,229	15,815

Net Investment Income Before Income Taxes	29,658	12,817	50,909	25,927
Income taxes, including excise taxes	225	—	234	4

Net Investment Income	29,433	12,817	50,675	25,923

Unrealized and Realized Gain (Loss)
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	(3,862)	475	82	2,423
Translation of assets and liabilities in foreign currencies	701	—	1,227	—
Interest rate swaps	792	—	792	—
Foreign currency forward contracts	—	719	1,244	719

Total net change in unrealized gains (losses)	(2,369)	1,194	3,345	3,142

Realized gains (losses):
Non-controlled, non-affiliated investments	118	136	118	542
Foreign currency transactions	112	61	(1,496)	61

Total realized gains (losses)	230	197	(1,378)	603

Total Unrealized and Realized Gains (Losses)	(2,139)	1,391	1,967	3,745

Increase in Net Assets Resulting from Operations	$27,294	$14,208	$52,642	$29,668

Earnings per common share—basic and diluted (1)	$0.51	$0.41	$1.11	$0.89

Weighted average shares of common stock outstanding—basic and diluted (1)	53,120,358	34,270,130	47,361,713	33,419,945

(1)	The indicated amounts for the three and six months ended June 30, 2013 have been retroactively adjusted for the stock split which was effected in the form of a stock dividend.

TPG Specialty Lending, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $1,065,602 and $997,298, respectively)	$1,084,837	$1,016,451
Controlled, affiliated investments (amortized cost of $44,362 and $0, respectively)	44,362	—

Total investments at fair value (amortized cost of $1,109,964 and $997,298, respectively)	1,129,199	1,016,451
Cash and cash equivalents	6,457	3,471
Interest receivable	7,239	4,933
Interest rate swaps	792	—
Prepaid expenses and other assets	35,103	14,295

Total Assets	$1,178,790	$1,039,150

Liabilities
Debt	$296,392	$432,267
Management fees payable to affiliate	4,522	1,580
Incentive fees payable to affiliate	9,399	6,136
Dividends payable	20,272	14,810
Payable for investments purchased	—	1,974
Payable on foreign currency forward contracts	—	1,244
Payables to affiliate	2,797	2,668
Other liabilities	7,982	3,775

Total Liabilities	341,364	464,454

Commitments and contingencies

Net Assets
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 53,348,890 and 37,027,022 shares issued, respectively; and 53,347,891 and 37,026,023 shares outstanding, respectively	533	370

Additional paid-in capital	802,341	552,436
Treasury stock at cost; 999 shares	(1)	(1)
Undistributed net investment income	11,781	3,981
Net unrealized gains on investments and foreign currency translation	21,255	17,910
Undistributed net realized gains on investments, including foreign currency forward contracts	1,517	—

Total Net Assets	837,426	574,696

Total Liabilities and Net Assets	$1,178,790	$1,039,150

Net Asset Value Per Share	$15.70	$15.52

Our investment activity for the three months ended June 30, 2014 and 2013 is presented below (information presented herein is at par value unless otherwise indicated).

	For the Three Months Ended
($ in millions)	June 30, 2014	June 30, 2013
New investment commitments:
Gross originations	$157.1	$266.2
Less: syndications/sell downs	40.7	90.1

Total new investment commitments	$116.4	$176.1
Principal amount of investments funded:
First-lien	$89.0	$176.8
Second-lien	6.3	4.5
Mezzanine	—	—
Equity	9.1	—

Total	$104.4	$181.3
Principal amount of investments sold or repaid:
First-lien	$94.4	$8.4
Second-lien	64.8	3.0
Mezzanine	—	—
Equity	—	—

Total	$159.2	$11.4

Number of new investment commitments in new portfolio companies	4	4
Average new investment commitment amount in new portfolio companies	$28.5	$42.9
Weighted average term for new investment commitments in new portfolio companies (in years)	4.7	4.7
Percentage of new debt investment commitments at floating rates	98.8%	100.0%
Percentage of new debt investment commitments at fixed rates	1.2%	—%
Weighted average interest rate of new investment commitments	10.6%	10.6%
Weighted average spread over LIBOR of new floating rate investment commitments	9.6%	9.3%
Weighted average interest rate on investments sold or paid down	9.7%	10.4%

About TPG Specialty Lending, Inc.

TPG Specialty Lending, Inc. (“the Company”) is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSL is externally managed by TSL Advisers, LLC (the “Adviser”), an SEC-registered investment adviser with offices throughout the United States. The Adviser sources and manages TSL’s portfolio through a dedicated team of investment professionals with significant expertise in middle market lending. TSL leverages the deep investment, sector, and operating resources of TPG Special Situations Partners (“TSSP”), the dedicated special situations and credit platform of TPG, with over $10 billion of assets under management as of June 30, 2014, and the broader TPG platform, a leading global private investment firm with over $59 billion of assets under management. For more information, visit our website at www.tpgspecialtylending.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. We assume no obligation to update any such forward-looking statements. TPG Specialty Lending, Inc. undertakes no duty to update any forward-looking statements made herein.

Source: TPG Specialty Lending, Inc.

TPG Specialty Lending, Inc.

Investor Relations:

415-486-5939

IRTSL@tpg.com

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